Exhibit 12

      GENERAL AMERICAN TRANSPORTATION CORPORATION AND SUBSIDIARIES

           COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                               (UNAUDITED)

                    (In Millions, Except For Ratios)

                                               Three Months Ended     Nine Months Ended
                                                   September 30          September 30
                                                1995        1994       1995        1994
                                               ------      ------    -------     ------
Earnings available for fixed charges:
  Net income                                 $  23.8     $  22.2    $  71.4     $  64.0

Add (deduct):
  Income taxes                                  11.3        10.7       36.7        31.1
Equity in net earnings of affiliated
  companies, net of distributions
  received                                      (4.1)       (3.4)      (9.0)      (10.4)
Interest on indebtedness and
  amortization of debt discount and
  expense                                       25.1        20.2       75.4        58.0
Amortization of capitalized interest              .3          .3         .9          .9
Portion of rents representative of
  interest factor (deemed to be
  one-third)                                     5.2         3.5       14.0        10.4
                                             --------        ----    -------     -----

Total earnings available for
  fixed charges                              $  61.6     $  53.5    $ 189.4     $ 154.0
                                             ========     =======   =======     ======
Fixed charges:
  Interest on indebtedness and
  amortization of debt discount
  and expense                                $  25.1     $  20.2    $  75.4     $  58.0
Capitalized interest                              .8          .5        3.4         1.9
Portion of rents representative
  of interest factor (deemed to be
  one-third)                                     5.2         3.5       14.0        10.4

Total fixed charges                          $  31.1     $  24.2    $  92.8     $  70.3
                                            ========     =======    ======      ======
Ratio of earnings to fixed
  charges (A)                                   1.98x       2.21x      2.04x       2.19x

(A) The ratios of earnings to fixed charges represent the number of times "fixed charges" are covered by "earnings." "Fixed charges" consist of interest on outstanding debt and capitalized interest, one-third (the proportion deemed representative of the interest factor) of rentals, and amortization of debt discount and expense. "Earnings" consist of consolidated net income before income taxes and fixed charges, less equity in net earnings of affiliated companies net of distributions received.

                                    -12-
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